UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 14, 2008

_________________________

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2003 Equity Incentive Plan

At our annual meeting of stockholders on May 14, 2008, our stockholders approved our amended 2003 Equity Incentive Plan. Under that plan, we can award stock options, stock appreciation rights, restricted stock and restricted stock units to employees and directors of the company. The principal changes to the plan were:

•	Making a total of 45 million shares available for use under the plan. Of that amount, 15 million shares will be available for grants of restricted stock and restricted stock units.
•	Making directors eligible to participate in the plan.
•	Making stock appreciation rights a permitted type of award under the plan.
•
Increasing the limits on the size of awards that can be granted to any person in one year from two million to four million shares for stock options and from 500,000 to one million shares for restricted stock and restricted stock units.

•	Allowing incentive stock options to be granted for 10 years following the most recent stockholder approval of the plan.

Housing and Commuting Allowance Extension for Mr. Talwalkar

On May 14, 2008, our Compensation Committee extended for one year the $5,000 per month housing allowance we have been providing to our President and CEO, Abhijit Talwalkar. The committee also extended for one year Mr. Talwalkar’s participation in our Commuter Expense Reimbursement Policy. That policy provides for reimbursement of commuting expenses for participating employees who live more than 100 miles from their primary work location. The committee took these actions after consulting the company’s other independent directors.

Mr. Talwalkar will also be entitled to an additional payment equal to the taxes payable on the amounts described in the preceding paragraph.

These benefits will now expire in May 2009. The committee decided to take these actions because based on the amount of time Mr. Talwalkar spends traveling to company and customer locations around the world, the committee did not believe it necessary for Mr. Talwalkar and his family to experience the dislocation of having to relocate to the Milpitas area. At the same time, it wanted to encourage Mr. Talwalkar to spend as much time at the company's headquarters as he felt appropriate, without having his decisions affected by the financial impact on him of doing so.

Severance Policy

On May 20, 2008, we finalized a severance policy which will provide benefits for any member of our Executive Leadership Team whose employment with LSI is terminated other than for cause or who, following a change in control of LSI, terminates his or her employment with LSI for good reason. Good reason under the policy means a material reduction in a participant’s duties or base salary or a material relocation of a participant’s principal office.

The policy will become effective on June 1, 2008. For any member of our Executive Leadership Team who has an existing contractual severance arrangement, the policy will not apply until the expiration of that arrangement.

The term change in control is used in the policy with the same meaning as defined pursuant to Section 409A of the Internal Revenue Code.

In the event of a qualifying termination prior to a change in control, a participant will be entitled to receive the following:

1.
In the case of our Chief Executive Officer, a lump sum payment equal to one and a half times his or her base salary and average bonus received over the preceding three years. In the case of a participant other than our Chief Executive Officer, a lump sum payment equal to one times the individual’s base salary.

2.
In the case of our Chief Executive Officer, 18 months of accelerated vesting of equity awards, with any equity awards that have annual time-based vesting being treated as though they had monthly vesting for this purpose.

3.	Reimbursement of the company’s share of COBRA premiums for health insurance for 18 months in the case of our Chief Executive Officer and 12 months in the case of another participant.

In the event of a qualifying termination after a change in control, a participant will be entitled to receive the following:

1.
In the case of our Chief Executive Officer, a lump sum payment equal to 2.75 times his or her base salary and average bonus received over the preceding three years. In the case of a participant other than our Chief Executive Officer, a lump sum payment equal to two times the individual’s base salary and average bonus received over the preceding three years.

2.	Full acceleration of all unvested equity awards.
3.	Reimbursement of COBRA premiums for health insurance for 18 months.

4.
In the event that a participant’s "parachute payments" are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then LSI will make a supplemental payment to the participant in an amount that equals the excise tax on the parachute payments, plus any additional excise tax and federal, state and local and employment income taxes, on the supplemental payment.  However, the total supplemental payment shall not exceed the sum of the participant’s (i) base salary immediately prior to the change in control, and (ii) target bonus for the year in which the change in control occurs.

In either case, the participant must enter into a separation agreement, including a full release of claims and non-compete, non-solicitation and non-disparagement covenants for the term of the severance period.

The policy, which is attached as Exhibit 10.3, contains additional procedural and timing requirements that must be met in order for benefits to be payable.

Item 9.01	Financial Statements and Exhibits.

10.1	LSI Corporation 2003 Equity Incentive Plan.
10.2	Description of Mr. Talwalkar's Housing Allowance.
10.3	LSI Corporation Severance Policy for Executive Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Jean F. Rankin
Jean F. Rankin Executive Vice President, General Counsel and Secretary

Date: May 20, 2008